PRICEWATERHOUSECOOPERS (LOGO)
--------------------------------------------------------------------------------

                                            PRICEWATERHOUSECOOPERS LLP
                                            250 WEST PRATT STREET
                                            BALTIMORE MD 21201-2304
                                            TELEPHONE (410) 783 7600
                                            FACSIMILE (410) 783 7680

                       REPORT OF INDEPENDENT ACCOUNTANTS
                                   ----------

To the Board of Directors of
Petroleum & Resources Corporation:

In planning and performing our audit of the financial statements and financial highlights of Petroleum & Resources Corporation (hereafter referred to as the "Corporation") for the year ended December 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Corporation is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of the Board of Directors and management of Petroleum & Resources Corporation, and the Securities and Exchange Commission.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
January 12, 1999

                                     III-3